July 22, 1999

                               DST SYSTEMS, INC.
        ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 1999 FINANCIAL RESULTS

For the quarter ended June 30, 1999, DST's consolidated net income was $33.4 million or $.52 per diluted share compared to second quarter 1998 net income of $23.3 million or $.36 per diluted share, a 43.3% increase in net income and a 44.4% increase in diluted earnings per share. Year-to-date, DST's consolidated net income was $67.0 million or $1.04 per diluted share in 1999 compared to $47.4 million or $.74 per diluted share in 1998, a 41.4% increase in net income and a 40.5% increase in diluted earnings per share.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):


                                         Quarter ended June 30,              Six months ended June 30,

     Revenues                             1999            1998               1999                1998
                                          ----            ----               ----                ----

     Financial Services                  $138.3           $122.4            $272.9             $243.3
     Output Solutions                     118.9            103.4             240.0              209.1
     Customer Management                   52.3             55.7             100.5              107.1
     Investments and Other                  8.5              8.9              16.7               17.5
     Intersegment eliminations            (18.4)           (20.6)            (37.7)             (41.2)
                                          -----            -----             -----              -----
                                         $299.6           $269.8            $592.4             $535.8
                                         ======           ======            ======             ======

     Income from operations

     Financial Services                   $32.6            $20.0             $61.8              $38.3
     Output Solutions                      12.0              8.0              28.5               21.1
     Customer Management                    4.3              7.3               6.5               14.2
     Investments and Other                  2.5              2.3               4.5                4.4
                                           ----             ----              ----               ----
                                          $51.4            $37.6            $101.3              $78.0
                                          =====            =====            ======              =====

Consolidated revenues increased $29.8 million or 11.0% over the prior year quarter and $56.6 million or 10.6% over the prior year six month period primarily resulting from higher financial services and output solutions revenues. Consolidated income from operations totaled $51.4 million for the quarter and $101.3 million for the six months ended June 30, 1999, an increase of 36.7% over the 1998 second quarter and 29.9% over 1998 year to date results, primarily from increased earnings in financial services and output solutions and from required capitalization of internal use software development costs of $5.3 million for the quarter and $10.3 million for the six month period.

Financial Services Segment
Financial Services Segment revenues for the quarter were $138.3 million, an increase of $15.9 million or 13.0% over second quarter 1998. U.S. revenues increased $11.6 million, or 12.4%, primarily from increases in mutual fund shareowner accounts processed. U.S. mutual fund shareowner accounts serviced totaled 53.3 million at June 30, 1999, an increase of 7.0% from the 49.8 million serviced at December 31, 1998 and an increase of 10.6% from the 48.2 million serviced at June 30, 1998. Net new IRA accounts during the quarter were 600,000, of which approximately 62% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise 18% of total IRA accounts serviced by the Company. U.S. AWD(R) workstations licensed were 30,000 at June 30, 1999, an increase of 9.9% over year-end 1998 levels.

International revenues totaled $32.9 million for the second quarter 1999, an increase of $4.3 million or 15.0% over comparable prior year quarter revenues. The increase was attributable to higher Canadian mutual fund processing and service revenues and an increase in software maintenance and service revenues from the Company's AWD and investment accounting products. International AWD workstations licensed were 19,000 at June 30, 1999, an increase of 5.3% over year-end 1998 levels.

Financial Services Segment income from operations for the second quarter 1999 increased $12.6 million or 63.0% over the prior year quarter to $32.6 million, resulting in an operating margin of 23.6% compared to 16.3% for the prior year. Costs and expenses increased 2.5%. Personnel costs necessary to support revenue growth increased, which increase was partially offset by the effect of capitalizing $4.8 million of internal use software development costs. Depreciation and amortization costs increased $1.1 million or 8.1% as compared to the second quarter of 1998 from increased equipment to support revenue growth.

Financial Services Segment revenues for the six months ended June 30, 1999 were $272.9 million, an increase of $29.6 million or 12.2% over the prior year six month period, principally from higher mutual fund and AWD revenues. Financial Services Segment income from operations for the six months ended June 30, 1999 increased $23.5 million or 61.4 % over the prior year period to $61.8 million. Costs and expenses increased 3.7%, principally from increased personnel costs to support revenue growth, which were partially offset by the effect of capitalizing $8.7 million of internal use software costs. Depreciation and amortization decreased 1.3% in the six months ended June 30, 1999 to $29.5 million. The 1998 amounts include a one time write-off of intangible assets totaling $3.2 million in the first quarter of 1998. Without the non-recurring item, depreciation and amortization would have increased 10.5% for the six months ended June 30, 1999.

Output Solutions Segment

Output Solutions Segment revenues for the quarter ended June 30, 1999 were $118.9 million, an increase of $15.5 million or 15.0% over second quarter 1998. Revenue growth resulted from increased volume of images and statements produced from U.S. mutual fund shareowner growth, new customers, and internal growth of existing customers primarily in telecommunications and other industries. Output Solutions Segment images produced in the second quarter 1999 increased 26.1% to 1,502.5 million and statements mailed increased 18.5% to 406.8 million compared to the second quarter of 1998.

Output Solutions Segment income from operations for the second quarter increased $4.0 million or 50.0% over the prior year quarter to $12.0 million, resulting in an operating margin of 10.1% compared to 7.7% in the prior year quarter. Costs and expenses increased 11.6%, principally due to increased personnel costs to support revenue growth and costs incurred in converting new customers and developing new products, which increase was partially offset by the effect of capitalizing $.5 million of internal use software development costs. Depreciation and amortization costs increased 17.9% in the second quarter 1999 to $7.9 million.

Output Solutions Segment revenues for the six months ended June 30, 1999 were $240 million, an increase of $30.9 million or 14.8% over the prior year period. Output Solutions Segment income from operations for the six months ended June 30, 1999 increased $7.4 million or 35.1 % over the prior year period to $28.5 million, which includes $1.6 million of capitalized internal use software development costs.

Customer Management Segment

Exclusive of TCI, segment revenues increased $3.1 million or 6.8% over the 1998 quarter as processing and software service revenues increased $4.5 million or 11.4% while equipment sales and services declined $1.4 million. Processing and software service revenues increased primarily from subscriber growth, increased prices and migration of clients to higher value services. Revenues from TCI, a discontinued customer, declined to $3.8 million in the second quarter of 1999 from $10.3 million in the second quarter of 1998. Segment international revenues totaled $6.3 million for the quarter, an increase of $.4 million or 6.8% over the second quarter of 1998, primarily from revenues from Custima, which was acquired in the third quarter of 1998. Overall Customer Management Segment revenues for the quarter ended June 30, 1999 were $52.3 million, a decrease of $3.4 million or 6.1% comprised of a $1.6 million decrease in processing and software service revenues and a $1.8 million decrease in equipment sales.

Customer Management Segment income from operations for the second quarter 1999 decreased $3.0 million or 41.1% compared to the prior year quarter, resulting in an operating margin of 8.2% as compared to 13.1% for the prior year. Costs and expenses declined $1.2 million or 2.6%, primarily attributable to a decrease in equipment costs related to sales to customers, partially offset by the inclusion of Custima's operations and increased product development expenses. Depreciation and amortization increased $.8 million, or 30.8%, of which $.6 million is intangible amortization related to the Custima acquisition.

Exclusive of TCI, revenues increased $6.6 million or 7.7% over the 1998 prior year period from an overall increase in processing and software service revenues of $10.5 million or 14.1% partially offset by a decline in equipment sales and services of $3.9 million. Overall Customer Management Segment revenues for the six months ended June 30, 1999 were $100.5 million, a decrease of $6.6 million or 6.2% over the prior year period from a $1.8 million decrease in processing and software services revenues and a $4.8 million decrease in equipment sales. Customer Management Segment income from operations for the six months ended June 30, 1999 decreased 54.2% over the prior year period to $6.5 million.

Investments and Other
Investments and Other Segment revenues decreased $.4 million for the quarter ended June 30, 1999. Segment revenues are primarily rental income for facilities leased to the Company's operating segments.

Equity in earnings (losses) of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                 Quarter ended June 30,               Six months ended June 30,

                 1999              1998                 1999             1998
                 ----              ----                 ----             ----

   BFDS          $2.3              $2.0                 $5.0             $3.6
   Argus           .8                .6                  1.7              1.2
   EFDS           (.5)             (2.2)                (1.9)            (4.8)
   Other         ____               (.3)                ____              (.3)
                 ----               ---                 ----              ---
                 $2.6               $.1                 $4.8            $ (.3)
                 ====               ===                 ====             =====

Equity in earnings of unconsolidated affiliates totaled $2.6 million for the quarter ended June 30, 1999 compared to $0.1 million for the prior year quarter, and $4.8 million for the six months ended June 30, 1999 compared to a loss of $.3 million in 1998. Increased earnings were recorded at Boston Financial Data Services (BFDS) from higher levels of mutual fund activity and at Argus Health Systems, Inc. (Argus) as claims processed increased. EFDS losses decreased from the prior year quarter from increased operating earnings as accounts serviced totaled 1.7 million at June 30, 1999, an increase of .3 million over both year-end 1998 and June 30, 1998 levels, which increase was partially offset by higher system development and conversion costs for FAST2000. In addition, DST's share of internal use software development costs capitalized by EFDS was $.8 million in the second quarter of 1999 and $1.6 million for the six months ended June 30, 1999.

Other income (loss), net
Other income (loss) was a loss of $.9 million for the quarter ended June 30, 1999, compared to income of $1.3 million for the second quarter of 1998. The decrease of $2.2 million is a result of $2.8 million of losses incurred upon disposing of certain mainframe computers used in the Financial Services Segment, partially offset by higher levels of interest and dividend income. Year to date, other income decreased $1.5 million as a result of $2.3 million of net losses on equipment dispositions partially offset by higher levels of interest and dividend income.

Interest expense
Interest expense totaled $1.2 million for the quarter ended June 30, 1999 and $2.7 million for the six months ended 1999, down from the $2.3 million in the prior year quarter and the $4.9 million in the prior year six month period. Average debt balances were lower in 1999 compared to 1998.

Income taxes
DST's effective tax rate was 35.8% and 35.9% for the quarter and six months ended June 30, 1999, respectively, compared to 37.1% for the prior year quarter and 37.2% for the prior year six month period. The 1999 tax rate was affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Other Actions
During the quarter ended June 30, 1999, DST purchased 75,000 shares of its common stock under its previously announced 600,000 share repurchase program. As of June 30, 1999, DST has purchased 125,000 shares since the program commenced in February 1999. The shares purchased will be available to employees under DST's stock award program and to provide to option holders who exercise options.

                                    * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-KA dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.




                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                  For the Three Months                For the Six Months
                                     Ended June 30,                     Ended June 30,
                             -------------------------------    --------------------------------
                                      1999            1998               1999             1998
                             -------------------------------    --------------------------------

Revenues                            $ 299.6         $ 269.8            $ 592.4          $ 535.8

Costs and expenses                    220.4           207.6              435.8            406.0
Depreciation and amortization          27.8            24.6               55.3             51.8
                                      -----           -----              -----             ----

Income from operations                 51.4            37.6              101.3             78.0

Interest expense                       (1.2)           (2.3)              (2.7)            (4.9)
Other income (loss), net               (0.9)            1.3                0.8              2.3
Equity in earnings (losses) of
     unconsolidated affiliates          2.6             0.1                4.8             (0.3)
                                       ----            ----               ----             -----

Income before income taxes and
     minority interests                51.9            36.7              104.2             75.1

Income taxes                           18.6            13.6               37.4             27.9
                                      -----           -----              -----             ----
Income before minority interests       33.3            23.1               66.8             47.2
Minority interests                     (0.1)           (0.2)              (0.2)            (0.2)
                                      -----           -----              -----            -----

Net income                           $ 33.4          $ 23.3             $ 67.0           $ 47.4
                                     =======         =======            =======          ======

Average common shares outstanding      63.1            62.8               63.1             62.7
Diluted shares outstanding             64.8            64.2               64.7             64.1

Basic earnings per share             $ 0.53          $ 0.37             $ 1.06           $ 0.76
Diluted earnings per share           $ 0.52          $ 0.36             $ 1.04           $ 0.74


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol:  DST
CHX Symbol:  DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer